Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 417,127,629.61	0.0001381	$ 57,605.33
Fees Previously Paid
	Total Transaction Valuation:	$ 417,127,629.61
	Total Fees Due for Filing:			$ 57,605.33
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 57,605.33
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated May 27, 2026, by and among Healthy Choice Wellness Corp. ("Parent"), Host Digital Infrastructure LLC and Healthy Choice Wellness II Corp., a wholly owned subsidiary of Parent. (i)Title of each class of securities to which the transaction applies: Class A common stock, par value $0.001 per share, of Parent ("Common Stock"). (ii)Aggregate number of securities to which the transaction applies: As of May 26, 2026, the maximum number of shares of securities to which this transaction applies is 1,574,074,074 shares of Common Stock. (iii)Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum aggregate value of the transaction is calculated on the basis of $0.265 per share of Common Stock, the average of the high and low price of a share of Common Stock as reported by the NYSE American LLC on May 21, 2026. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources